SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2011

MISSION COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	__333-12892____	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 South Higuera Street, San Luis Obispo, CA 93401

(Address of principal executive offices)

(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

3266.011/449374.3

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 26, 2011, Mark R. Ruh was appointed Executive Vice President and Chief Financial Officer of Mission Community Bancorp (the "Company") and its wholly-owned banking subsidiary, Mission Community Bank (the “Bank”).

Most recently, Mr. Ruh served as Principal of Bowsprit Advisors LLC, where he provided recapitalization and restructuring advice, merger and acquisition due diligence services, and litigation support services to financial services companies. In 2010, Mr. Ruh was a Managing Director at NewOak Capital LLC directing formation efforts of a private equity fund initiated to make non-control investments in U.S. community banks. From 1998 to 2009, he was a Director at Castle Creek Capital LLC, a private equity firm specializing in control investments in financial services companies. Mr. Ruh held various executive and board positions at Castle Creek portfolio companies including: Director, President and Chief Operating Officer of White River Capital, Inc. (NYSE Amex: RVR) (2005-2009); President of Union Acceptance Company, LLC (2003-2009); and Director and Chairman of the Audit Committee for an OTS chartered thrift (2008-2010). Mr. Ruh, age 44, holds a Bachelor of Science in Industrial Engineering from The Pennsylvania State University and two degrees from Northwestern University - an MBA from the Kellogg School of Management and a Masters of Engineering Management (MEM).

The agreed to terms of Mr. Ruh’s employment are as follows:  Mr. Ruh will receive base compensation of $225,000 per annum, will be eligible to participate in the Company’s incentive compensation plan at the Executive Vice President level, and will be entitled to a car allowance.  Mr. Ruh will receive a $75,000 signing bonus and $50,000 of relocation assistance.

Also on July 26, 2011, Ronald B. Pigeon was appointed to serve as Senior Vice President and Controller of the Company and Bank.   Mr. Pigeon previously held the position of Executive Vice President and Chief Financial Officer.  Mr. Pigeon will assume responsibilities of the Controller position, including SEC financial and regulatory reporting.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 1, 2011                                                          MISSION COMMUNITY BANCORP

By: /s/ James W. Lokey
       James W. Lokey, Chairman/CEO

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